Exhibit 3.1
     Section 5.01 of the Restated Bylaws is amended to read as follows:
Section 5.01 Shares of Stock.
(a)	The shares of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the corporation adopts a resolution permitting shares to be uncertificated.

(b)	Notwithstanding the adoption of a resolution providing for uncertificated shares, any certificate evidencing shares of the Corporation shall be signed by (i) the President or any Vice President and (ii) the Treasurer, the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signatures of such officers upon such certificate may be facsimiles, engraved or printed. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the Corporation, the certificate may be issued by the Corporation even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

(c)	A certificate evidencing shares issued by the Corporation shall, if the Corporation is authorized to issue shares of more than one class or series, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series.
     Section 5.03 of the Restated Bylaws is amended to read as follows:
Section 5.03 Transfer of Shares. Transfers of stock shall be made only upon the transfer books of the Corporation, kept at the office of the Corporation or respective transfer agents designated to transfer the several classes of stock, and, in the case of certificated shares, before a new certificate is issued the old certificate shall be surrendered for cancellation. Until and unless the Board of Directors appoints some other person, firm, or corporation as its transfer agent or transfer clerk (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the Corporation without the necessity of any formal action of the Board, or any person designated by the Secretary, shall perform all of the duties thereof.